Exhibit 21.1

CORPORATE ORGANIZATIONAL STRUCTURE

SAFETY-KLEEN HOLDCO, INC.

The following list sets forth the subsidiaries of Safety-Kleen HoldCo., Inc. as of April 18, 2008.  Parent subsidiary relations are indicated by indentations.  Unless otherwise indicated, 100% of the voting securities of each subsidiary are owned by the indicated parent of such subsidiary.

NAME OF CORPORATION	JURISDICTION OF ORGANIZATION
Safety-Kleen HoldCo., Inc.	Delaware
SK Holding Company, Inc.	Delaware
Safety-Kleen Systems, Inc.	Wisconsin
The ArmaKleen Company, a Partnership (50%)	Delaware
Ecogard, Inc.	Delaware
Safety-Kleen de Mexico, S. de R.L. de C.V. (1%)	Mexico
Elgint Corp.	Nevada
Environmental, Ecological and Engineering Company	California
SK Europe, Inc.	Nevada
Safety-Kleen Canada Inc.	New Brunswick
Environnement Services et Machinerie E.S.M. Inc.	Quebec
Safety-Kleen Envirosystems Company	California
SK Servicos Ambientales Administrativos, S de R.L. de C.V. (1%)	Mexico
Safety-Kleen Envirosystems Company of Puerto Rico, Inc.	Indiana
Safety-Kleen International, Inc.	Delaware
Safety-Kleen de Mexico, S. de R.L. de C.V. (99%)	Mexico
SK Servicos Ambientales Administrativos, S de R.L. de C.V. (99%)	Mexico
Safety-Kleen International Asia Investment Company Limited (100%)	Hong Kong
SK Europe, Inc.	Nevada
The Solvents Recovery Service of New Jersey, Inc.	New Jersey